Exhibit 99.1

          Hampton Roads Bankshares Announces First Quarter Earnings
                               of $1.2 Million

    CHESAPEAKE, Va., April 14 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, is pleased to announce net income of $1,157,846, or $0.14 per diluted share, for the three months ended March 31, 2004. These results represent a 19% increase over earnings of $970,412, or $.12 per diluted share, for the first quarter of 2003.
    The Company's return on average assets for the first quarter of 2004 was 1.48% and serves as a key indicator of the Company's earnings strength and efficiency. This is the forty-fourth (44th) consecutive quarter the Company has achieved a return on assets superior to the 1.00% benchmark considered, in many circles, sound and high-performing for financial institutions. Prudent capital management techniques along with the increase in earnings contributed to an increase of 91 basis points in the return on average equity ratio to 11.28% for the three months ended March 31, 2004, compared to the same period in 2003.
    As of March 31, 2004, the Company's assets were a record $332 million, an increase of 12%, or $35 million, over assets of $297 million at March 31, 2003. Total loans, the Company's largest and most profitable asset, ended the quarter at $219 million, up $9 million or 5% from the same time last year. The favorable financing environment continues to generate record loan demand for the Company. During the first quarter of 2004, the Company closed new loans totaling over $42 million compared with $28 million in new loans closed during the comparable period last year.
    In light of the Company's strong loan demand and the likelihood that such will continue, the Company sold securities from its investment portfolio to fund the growth in loans. This sale resulted in the Company recognizing an after-tax gain on securities sold of $255 thousand during the first quarter of 2004. As of March 31, 2004, the Company's investment portfolio totaled $64 million as compared to $59 million on the same date last year.
    The Company's deposits ended the quarter at a record $271 million, an increase of 11% or $28 million over March 31, 2003. All of the growth was in the form of non or lower interest bearing accounts such as demand deposit accounts, statement savings and money market accounts; collectively, the deposits in these types of products (also defined as core deposits) make up 66% of the Company's total deposits. The Company attributes its deposit growth to several factors: its vast and convenient network of fifteen (15) office locations, efforts of experienced personnel to attract new accounts, and business referrals from satisfied customers.
    The low interest rate environment has helped attract borrowers in record numbers, but, at the same time, the record low rates have impacted the Company's net interest margin. During the last twelve months the Company closed new loans totaling $137 million, re-pricing nearly two thirds of its loan portfolio with credits extended at the prevailing rates. Consequently, the Company's net interest margin decreased 28 basis points from first quarter 2003 to 4.46%. The Company consistently maintains a net interest margin greater than its peers, an achievement that becomes more challenging as loans are extended and re-priced at the current low rates. The Company is able to sustain this ratio with reduced funding costs associated with the growth in non-interest bearing deposits and the lower interest rates applicable to interest bearing accounts. Overall, the Company's net interest income increased 1% from first quarter last year to $3,217,058.
    The Company's non-interest income for the quarter ended March 31, 2004 was $1,252,900, an increase of 54% from first quarter 2003. Included in the amount are gains on securities sold and increased fee income generated by the Company's deposit services and loan activities.
    The Company is currently servicing a record number of deposit accounts and outstanding loans. This growth coupled with the legislation and requirements relating to the Sarbanes-Oxley Act, the Bank Secrecy Act, the Patriot Act, the Fair Credit Reporting Act, the Gramm Leach Bliley Act, and others has caused the Company to add additional employees who can devote the time and attention necessary to ensure compliance with each of these important policies. In addition, some of the Company's computers and operating software have been further upgraded to better serve customers. Upgrades include new products designed to enhance customers' banking relationships such as Online Banking and Cash Management services for commercial entities. Non-interest expenses increased 8% from first quarter 2003 primarily from increased personnel costs and the Company's efforts to provide more convenience for its customers.
    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Bank of Hampton Roads has been in business since 1987 and operates 15 offices throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.



                        Hampton Roads Bankshares, Inc.
                             Financial Highlights
                                  Unaudited


               Operating Results                    Three Months Ended

                                             March 31, 2004   March 31, 2003
    Interest income                              $4,211,158       $4,363,455
    Interest expense                                994,100        1,186,757
    Net interest income                           3,217,058        3,176,698
    Provision for loan losses                        84,000           85,000
    Noninterest income                            1,252,900          814,142
    Noninterest expense                           2,631,646        2,437,078
    Income before provision for income taxes      1,754,312        1,468,762
    Provision for income taxes                      596,466          498,350
    Net income                                   $1,157,846         $970,412
                 Per Share Data
    Basic earnings                                    $0.15            $0.13
    Diluted earnings                                   0.14             0.12

                                                       At period end
                 Per Share Data              March 31, 2004   March 31, 2003
    Book value                                        $5.30            $4.96
    Shares outstanding at period end              7,973,918        7,779,597

               Month End Balances
    Assets                                     $332,182,465     $297,381,359
    Loans                                       219,152,143      209,656,447
    Investment securities                        64,259,050       58,979,686
    Deposits                                    271,060,687      243,235,163
    Shareholders' equity                         42,297,415       38,607,198

              YTD Average Balances
    Assets                                     $313,995,386     $292,091,646
    Loans                                       213,318,405      205,391,106
    Investment securities                        63,204,458       56,400,166
    Deposits                                    253,821,553      238,394,352
    Shareholders' Equity                         41,286,361       37,967,356

                     Ratios
    Return on average assets                          1.48 %           1.35 %
    Return on average equity                         11.28 %          10.37 %
    Period end shareholders' equity to total
     assets                                          12.73 %          12.98 %
    Loan loss allowance to period end loans           1.32 %           1.38 %
    Net interest margin                               4.46 %           4.74 %


    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

    CONTACT:  Tiffany Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             04/14/2004
    /CONTACT:  Tiffany Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000/
    /Web site:  http://www.bankofhamptonroads.com/
    (HMPR)

CO:  Hampton Roads Bankshares, Inc.; Bank of Hampton Roads
ST:  Virginia
IN:  FIN OTC
SU:  ERN